UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: November 30, 2016

AMBIENT WATER CORPORATION

(Exact Name of registrant as specified in its Charter)

Nevada	333-141927	20-4047619
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7721 E. Trent Ave. Spokane Valley, WA	99212
(Address of principal executive offices)	(Zip Code)

(509) 474-9451

(Registrant’s telephone number, including area code)

 (Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions below:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 3.02

Unregistered Sale of Equity Securities

Item 5.01

Changes in Control of Registrant

The following describes a limited change in control of the Company's voting capital stock for the limited purpose of avoiding a material default in our outstanding convertible promissory note agreements.

On November 30, 2016, the Company issued Keith White, the Company's Chief Executive Officer, One (1) share of Series B Preferred stock. The share was sold at par value, $10.00.

This single share of Series B Preferred Stock provides Mr. White with a limited and specific voting right representing Fifty-one (51%) percent of the Company's voting capital stock.  The Series B shares may only be voted for the single purpose of increasing the Company's authorized common stock capital associated with our two outstanding convertible promissory notes.

The sole purpose of granting Mr. White this right is to enable the Company to expedite an increase in the authorized common stock by majority shareholder written consent in lieu of a special meeting of the board of directors.  This consent process is much quicker and less costly than a shareholder proxy meeting process.   This expedited process is intended to preserve operating cash and prevent a material default in the Company's existing convertible promissory notes.  A material default would trigger a 150% mandatory default penalty.  When the notes are discharged Mr. White's Preferred Stock will be deemed cancelled and returned to the corporate treasury.

The notes require a floating "Reservation of Shares" calculated by a formula which uses the Company's stock price. The promissory notes, in paragraph 3 titled "Reservation of Shares state:  "At all times during which this Note is convertible, the Borrower shall reserve from its authorized and unissued Common Stock a sufficient number of shares, free from preemptive rights, to provide for the issuance of Common Stock upon the full conversion of this Note."

A copy of this $900,000 note was filed as an exhibit our Form 8-K filed on March 21, 2014.  The same lender has extended an additional $250,000 line of credit convertible promissory note to the Company.  The footnotes to our most recently filed quarterly Financial Statements, Note 6, titled "Convertible Notes Payable and Derivative Liabilities" contain additional details.  The outstanding notes are Note A and G in the Table in Note 6.

Due to our low stock price we continue have insufficient common stock capital to satisfy the reservation of shares requirement. This deficiency has been waived by the lender with the understanding that the Company would cure this deficiency. The final cure will be implemented when Mr. White votes in favor of amending our articles of incorporation thereby increasing the Company's authorized common stock capital to a figure which satisfies the "Reservation of Shares" requirement.

This majority limited voting right granted to Mr. White was disclosed in the Company's Current Report on Form 8-K which was filed on September 13, 2016.   The following paragraphs restate the preferences and limitations of the Series B Preferred Stock.

Section 1. Designation of Series.  The shares of such series shall be designated as the “Series B Preferred Stock” (the “Series B Preferred Stock”) and the number of shares initially constituting such series shall be One (1) share, par value $10.00 per share.

Section 2. Voting.  The Series B Preferred Stock will have continuing super voting rights which will always represent no less than Fifty-one (51%) percent of all the Company's voting capital stock.

Section 3.  Voting Limitation.  The Series B Preferred Stock has limited voting rights in that it may only be voted for the purpose of increasing the Company's common stock capital so as to avoid any shortfall in the Company's authorized common stock capital relating to the two presently  outstanding convertible promissory notes which contain a "Reservation of Shares" covenant.

Section 4.  Termination.   At such time as the two referenced convertible promissory notes shall be discharged, the Series B Preferred Stock will be deemed cancelled and returned to the corporate treasury.

Section 5. Miscellaneous.  The holders of the Series B Preferred Stock shall not be entitled to receive dividends paid on the Common Stock, nor any liquidation preference, nor any conversion rights.

These shares were issued to Mr. White under the transaction exemption provided for by Section 4(a)(2) of the Securities Act of 1933, as amended.  The sale did not involve a public offering.

As of November 30, 2016, Mr. White will have the ability to vote 53% of the Company's capital stock when combining the Series B Share with his common share ownership.

Item 7.01

Regulation FD Disclosure

On December 1, 2016, the Company issued a press release concerning sales of residential atmospheric water generation units in both Peru and Mexico.   A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release attached hereto is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended.  The information set forth in Item 7.01 of this Current Report on Form 8-K shall not be deemed an admission as to the materiality of any information in this Current Report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01

Financial Statements and Exhibits

Exhibits Number

Description

99.1

Press Release dated December 1, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 1, 2016

Ambient Water Corporation

/s/ Jeff Stockdale

______________________________

By:  Jeff Stockdale

Title: President; Chief Operating Officer